MOORE & ASSOCIATES, CHARTERED

        ACCOUNTANTS AND ADVISORS

               PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Easy Energy Inc of our report dated September 11, 2007 on our audit of the financial statements of Easy Energy Inc as of August 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception May 17, 2007 through August 31, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

October 5, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501